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                         AMERICAN COUNTRY HOLDINGS INC.

                      222 NORTH LASALLE STREET, SUITE 1600
                            CHICAGO, ILLINOIS 60606

                             INFORMATION STATEMENT

    This Information Statement is being furnished to stockholders of American Country Holdings Inc., a Delaware corporation, to advise them of corporate action taken without a meeting by less than unanimous written consent of stockholders in accordance with the provisions of Section 228 of the Delaware General Corporation Law to amend our Certificate of Incorporation to effect a one-for-four reverse stock split (the "Reverse Stock Split") of the currently issued shares of our Common Stock, $.01 par value per share.

    Our Board of Directors fixed the close of business on March 13, 2000 as the record date for the determination of stockholders entitled to receive notice of the amendment to our Certificate of Incorporation described above. On
March 13th, there were 32,097,371 shares of our Common Stock issued and outstanding. The proposed amendment to our Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. Each share of Common Stock is entitled to one vote on the proposed amendment.

    The Board of Directors, at a meeting on February 25, 2000, has approved and stockholders holding 24,571,011 shares (approximately 76.55%) of the outstanding shares of our Common Stock on March 13, 2000, have consented in writing to the amendment. Accordingly, all corporate actions necessary to authorize the amendment have been taken. In accordance with the regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the authorization of the amendment to our Certificate of Incorporation by the Board of Directors and the stockholders holding approximately three-quarters of our outstanding shares of Common Stock will not become effective until 20 days after we have mailed this Information Statement to our stockholders. Promptly following the expiration of this 20-day period, we intend to file the amendment to our Certificate of Incorporation with the Delaware Secretary of State. The Reverse Stock Split will become effective as of 5:00 p.m., Eastern Standard Time, on the date of such filing. Our executive offices are located at 222 North LaSalle Street, Suite 1600, Chicago, Illinois 60601.

    PLEASE BE ADVISED THAT THIS IS ONLY AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    This Information Statement is first being sent or given to the holders of our outstanding Common Stock, our only class of voting securities outstanding, on or about April 17, 2000. Each holder of record of shares of our Common Stock at the close of business on March 13, 2000 is entitled to receive a copy of this Information Statement.
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                 AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
                       TO EFFECT THE REVERSE STOCK SPLIT

GENERAL

    Our Board of Directors and stockholders holding approximately three-quarters of our outstanding shares of Common Stock have approved the amendment to our Certificate of Incorporation to effect the Reverse Stock Split. The complete text of the Certificate of Amendment which reflects the amendment is set forth in Appendix A. However, such text is subject to change to the extent required by the Delaware Secretary of State. Upon filing of the Certificate of Amendment with the Delaware Secretary of State, the Reverse Stock Split will be effective, and each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Stock Split ("Old Shares") will be deemed, automatically and without any action on your part, to represent one-fourth the number of shares of common stock, $.01 par value per share, after the Reverse Stock Split ("New Shares"); provided that no fractional New Shares will be issued as a result of the Reverse Stock Split. In lieu thereof, if your Old Shares are not evenly divisible by four, you will receive cash equal to the average of the closing bid and ask prices for Old Shares for the five successive trading days immediately preceding the day the Reverse Stock Split is effected for the fractional New Share that you would otherwise be entitled to receive. After the Reverse Stock Split becomes effective, you will be asked to surrender certificates representing your Old Shares in accordance with the procedures set forth in a letter of transmittal that we will send. Upon such surrender, a certificate representing the New Shares will be issued and forwarded (together with any payment in lieu of fractional shares) to you. However, each certificate representing Old Shares will continue to be valid and represent New Shares equal to one-fourth the number of Old Shares until surrendered. The Common Stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. The voting and other rights that presently characterize the Old Shares of Common Stock will not be altered by the amendment to our Certificate of Incorporation.

    The amendment to our Certificate of Incorporation will be effected by means of filing the Certificate of Amendment with the Delaware Secretary of State. In accordance with the regulations promulgated under the Exchange Act, the authorization of the amendment by the Board of Directors and the stockholders holding approximately 76.55% of our outstanding shares of Common Stock shall not become effective until 20 days after we have mailed this Information Statement to our stockholders. Promptly following the expiration of this 20-day period, we intend to file the Certificate of Amendment with the Delaware Secretary of State and the Reverse Stock Split will become effective as of 5:00 p.m., Eastern Standard Time, on the date of such filing. Without any further action on our part or the stockholders, after the Reverse Stock Split, a certificate representing Old Shares will be deemed to represent one-fourth the number of New Shares. Pursuant to the Delaware General Corporation Law, you are not entitled to dissenters' rights of appraisal with respect to the amendment of our Certificate of Incorporation.

    PRINCIPAL EFFECTS OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

    We had approximately 250 stockholders of record on March 13, 2000. This number does not include an indeterminate number of stockholders of record whose shares are held by brokers in "street name." We have no plans for the cancellation or purchase of our shares from individuals holding a nominal number of such shares after the Reverse Stock Split or to deregister the Common Stock under the Exchange Act.

    Our Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split may reduce the number of our stockholders and thereby adversely affect the registration of the Common Stock under the Exchange Act. After the Reverse Stock Split is effected, trades of the New Shares will continue to be reported on The Nasdaq Small Cap Market under the symbol "ACHI."

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    The principal effects of the amendment to our Certificate of Incorporation will be:

    1. Based upon 32,097,371 Old Shares outstanding as of March 13, 2000, the Reverse Stock Split will decrease the outstanding shares of Common Stock by approximately seventy-five percent (75%), and thereafter approximately 8,024,342 New Shares will be outstanding. The Reverse Stock Split will not affect any stockholder's proportionate equity interest in American Country, subject to the provisions for the elimination of fractional shares.

    2. After the Reverse Stock Split, the Common Stock issued and outstanding will represent approximately 13.37% of our authorized Common Stock. There are no shares of Preferred Stock outstanding. After the Reverse Stock Split, approximately 51,975,658 shares of Common Stock and 2,000,000 shares of Preferred Stock will be available for future issuance by the Board of Directors without further action by the stockholders.

    3. By effecting the Reverse Stock Split without a corresponding decrease in the number of authorized shares, American Country is in effect increasing the number of our authorized shares available for future issuance. The increase in the authorized number of shares of our Common Stock could have an anti-takeover effect, although that is not its intention. If our Board of Directors desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of American Country, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by American Country. The availability of this defensive strategy to American Country could discourage unsolicited takeover attempts, thereby limiting the opportunity for American Country's stockholders to realize a higher price for their shares than might be generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of American Country, and this amendment is not being effectuated with the intent that it be used as a type of anti-takeover device. There are currently no plans, understandings, arrangements or agreements concerning the issuance of additional shares of our Common Stock.

    4. On March 13, 2000, the closing bid price of our Common Stock on Nasdaq was $1.00 per share. By decreasing the number of shares of Common Stock without altering the aggregate economic interest in American Country represented by the outstanding shares, the Board of Directors believes that the market price will increase to a price that will enable us to meet the $1 minimum bid price required by The Nasdaq Small Cap Market, as described below.

    5. As of March 13, 2000, there were outstanding options to purchase an aggregate of 1,706,893 shares of Common Stock under our Amended and Restated Stock Option Plan, with per share exercise prices ranging from $0.60 per share to $3.75 per share. All of the outstanding options include provisions for a proportional downward adjustment in the number of shares covered thereby and a corresponding increase in the exercise price thereof, in the event of a reverse stock split. Each outstanding option after the Reverse Stock Split will evidence the right to purchase twenty-five percent (25%) of the shares of Common Stock previously covered thereby, and the exercise price per share will be four times the previous exercise price.

    6. As of March 13, 2000, there were outstanding 2,054,129 common stock purchase warrants entitling the holders thereof to purchase 2.9 shares of Common Stock per warrant at a price of $1.83 per share through August 31, 2000. All of the outstanding warrants include provisions for a proportional downward adjustment in the number of shares covered thereby and a corresponding increase in the exercise price thereof, in the event of a reverse stock split. After the Reverse Stock Split, each outstanding warrant will evidence the right to purchase, through August 31, 2000, .725 shares of Common Stock per warrant at a price of $7.32 per share.

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    There can be no assurance that the Reverse Stock Split will result in an increase in the market price of the Common Stock or that the Reverse Stock Split will have any of the effects otherwise described herein.

REASONS FOR THE REVERSE STOCK SPLIT

    We have received notice from The Nasdaq Small Cap Market that our Common Stock has failed to maintain a minimum bid price greater than or equal to $1.00 per share over a period of 30 consecutive trading days as required by Nasdaq rules. Nasdaq has notified us that if we fail to demonstrate compliance with this requirement on or before May 3, 2000, our securities may be delisted from Nasdaq.

    The principal purpose of the Reverse Stock Split is to reduce the number of shares of Common Stock outstanding and thereby increase the market price in order to comply with the Nasdaq requirements and thereby maintain our Nasdaq listing. The Board believes that a decrease in the number of outstanding shares of Common Stock should increase the trading price of the outstanding shares, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that any increase in the market price will be maintained for a substantial period.

    The Board also believes that the Reverse Stock Split may enhance the acceptability of the Common Stock as an investment by the financial community and investing public. Theoretically, the market price level of a security should not affect its marketability, the type of investor that acquires it or the reputation of the issuer in the financial community. In practice, however, this is not necessarily the case, as many investors look upon a stock trading below a minimum level as speculative in nature and, as a matter of policy, avoid investment in such stocks. In addition, many leading brokerage firms are reluctant to recommend lower-priced securities to their clients, and many have policies and practices that discourage individual brokers within firms from dealing in lower-priced stocks.

    There can be no assurance, however, that any or all of these effects will occur, including, without limitation, (i) that the market price of the New Shares will be four times the market price per Old Share of Common Stock before the Reverse Stock Split or (ii) that the market price will either exceed or remain in excess of the current market price or the $1.00 minimum bid price required by Nasdaq. Further, there can be no assurance that the quality of the trading market for the Common Stock will be improved.

NO DISSENTERS' RIGHTS

    Under the Delaware General Corporation Law, holders of Common Stock are not entitled to dissenters' rights with respect to the Reverse Stock Split.

EXCHANGE OF STOCK CERTIFICATES

    As soon as practicable after the Reverse Stock Split is effected, we will send you a letter of transmittal which will contain instructions for the surrender of your certificate(s) representing Old Shares. When you complete and sign the letter of transmittal and return it to us, together with the certificate(s) representing your Old Shares, you will be entitled to receive a certificate representing the number of New Shares into which your Old Shares have been reclassified as a result of the Reverse Stock Split. YOU SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. No new certificate will be issued to you until you have surrendered your outstanding certificate(s) together with the properly completed and executed letter of transmittal. Until so surrendered, each current certificate representing Old Shares will be deemed for all corporate purposes after the Reverse Stock Split is effected to evidence ownership of New Shares in the appropriately reduced number.

    Stockholders whose shares are held of record by their brokerage firm or other nominees need not take any action to exchange such shares. The brokerage firm or other nominee, as the record holder of such shares, will receive the letter of transmittal and will be required to surrender the certificates representing

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the Old Shares, together with the completed and executed letter of transmittal, in order to receive certificate(s) representing New Shares.

    No service charge will be payable by holders of shares of Common Stock for exchanging certificates of Old Shares for certificates representing New Shares. We will bear all such expenses.

FEDERAL INCOME TAX CONSEQUENCES

    The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Information Statement. The discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (E.G., non-resident aliens, broker-dealers or insurance companies). This summary does not discuss any consequences of the Reverse Stock Split under any state, local or foreign tax laws. You are urged to consult your own tax advisors to determine the particular consequences to you.

    The Reverse Stock split will qualify as a recapitalization described in
Section 386(a)(1)(E) of the Code. We will not recognize any gain or loss in connection with the Reverse Stock Split.

    1. You will not recognize any gain or loss in the exchange of all of your Old Shares for New Shares, except to the extent of any cash received in lieu of a fractional share.

    2. The aggregate basis of the New Shares to be received in the Reverse Stock Split (including any fractional share deemed received) will be the same as the aggregate basis of the Old Shares surrendered in exchange therefor.

    3. The holding period of the New Shares to be received in the Reverse Stock Split (including any fractional share deemed received) will include the holding period of the Old Shares surrendered in exchange therefor.

    4. If you receive cash in lieu of a fractional share, you will be treated as receiving the payment in connection with a redemption of the fractional share, with the tax consequences of the redemption determined under Section 302 of the Code. As such, you will generally recognize gain or loss upon such payment equal to the difference, if any, between your basis in the fractional share (as described in 2 above) and the amount of cash received. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period (as described in 3 above) exceeds one year.

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    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 13, 2000, with respect to the beneficial ownership of shares of Common Stock(1) by (i) each person known by us to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director, and (iii) all executive officers and Directors as a group:

NAME OF                                          AMOUNT AND NATURE OF     PERCENTAGE
BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP(2)   OF CLASS(3)
----------------                                -----------------------   -----------
Martin L. Solomon, Chairman of the Board,
  President and Chief Executive Officer.......         8,550,343(4)           26.63
Wilmer J. Thomas, Jr., Director...............         8,256,343(5)           25.72
William J. Barrett, Director..................           884,196(6)            2.75
Edwin W. Elder, Director, Executive Vice
  President and Chief Operating Officer.......            51,300(7)           *
John G. McMillian, Director...................           100,000(8)           *
Karla Violetto, Vice President and Chief
  Financial Officer...........................                 0              *
Frontier Insurance Group, Inc.................         8,000,343              24.92
All directors and executive officers as a
  group (6 persons)...........................        17,842,182              55.58%

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(1) The Common Stock is American Country's only outstanding class of voting securities.

(2) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them.

(3) Percentages less than one percent are indicated by an asterik.

(4) Includes options to purchase 500,000 shares of Common Stock.

(5) Includes options to purchase 250,000 shares of Common Stock.

(6) Includes (i) options to purchase 250,000 shares of Common Stock,
    (ii) 405,136 shares owned by Mr. Barrett's qualified retirement plan, and
    (iii) 120,214 shares beneficially owned of record by Mr. Barrett's spouse, with respect to which Mr. Barrett disclaims beneficial ownership.

(7) Includes options to purchase 51,300 shares of Common Stock.

(8) Includes options to purchase 100,000 shares of Common Stock.

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                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                         AMERICAN COUNTRY HOLDINGS INC.

    American Country Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL") (the "Corporation"), does hereby certify:

    FIRST: That, on February 25, 2000, the Board of Directors of the Corporation duly adopted resolutions by unanimous written consent in lieu of a meeting in accordance with the provisions of Section 151(f) of the DGCL proposing and declaring the following amendment of the Certificate of Incorporation of the Corporation to be advisable and recommending the adoption of such amendment by the stockholders of the Corporation.

    SECOND: That, in lieu of a meeting and vote of the stockholders of the Corporation, the requisite stockholder approval was obtained by written consent to the following amendment in accordance with the provisions of Section 228 of the DGCL, and prompt notice of the taking of corporation action without a meeting has been duly given in accordance with Section 228(d) of the DGCL.

    THIRD: The Certificate of Incorporation of the Corporation is amended by deleting Article IV thereof and replacing in lieu and instead thereof a new
Article IV, reading in its entirety as follows:

    "The total number of shares of stock which the Corporation shall have the authority to issue is sixty-two million (62,000,000) shares, of which sixty million (60,000,000) shall be shares of Common Stock of the par value of $.01 per share ("Common Stock"), and two million (2,000,000) shall be shares of Preferred Stock of the par value of $.10 per share ("Preferred Stock").

    "Effective as of the close of business on the day of the filing of the Certificate of Amendment, which contains this provision, with the Secretary of State of the State of Delaware, each share of Common Stock, par value $.01 per share ("Old Common Stock"), issued at such time shall be and hereby is automatically reclassified and changed into one-fourth of one share of Common Stock, par value $.01 per share, without any action by the holder thereof, provided that no fractional shares shall be issued pursuant to such reclassification and change.

    "Effective as of the close of business on the day of the filing of the Certificate of Amendment, which contains this provision, with the Secretary of State of the State of Delaware, each certificate outstanding and previously representing shares of Old Common Stock shall, until surrendered and exchanged, be deemed, for all corporate purposes, to constitute and represent the number of whole shares of Common Stock of the Corporation into which the outstanding shares of Old Common Stock previously represented by such certificate were converted by virtue of the reverse stock split."

    FOURTH: That the amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

    FIFTH: This Certificate of Amendment shall become effective at the close of business on the day of the filing hereof in the office of the Secretary of State of the State of Delaware.

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    IN WITNESS WHEREOF, American Country Holdings Inc. has caused this
Certificate of Amendment to Certificate of Incorporation to be signed by
Martin L. Solomon, its President, this       day of May, 2000.

                                                       AMERICAN COUNTRY HOLDINGS INC.

                                                       By:
                                                            -----------------------------------------
                                                                        Martin L. Solomon
                                                                            President

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